Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 11, 2026, with respect to the consolidated financial statements included in the Annual Report of Katapult Holdings, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Katapult Holdings Inc. on Form S-3 (File No. 333-271169, effective May 2, 2023) and on Forms S-8 (File No. 333-258852, effective August 16, 2021, File No. 333-272720, effective June 16, 2023, and File No. 333-290258 effective September 12, 2025).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 11, 2026